Exhibit 10(q)

THE HUMANA INC. DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

(AS AMENDED THROUGH AUGUST 28, 2008)

ARTICLE 1

PURPOSE

The purpose of this Plan is to provide members of the Board of Directors of Humana Inc. who are not employees of the Company or any of its subsidiaries with the opportunity to defer receipt of certain compensation to which they will be entitled while the Plan is in effect. The Plan is intended to be an unfunded, nonqualified deferred compensation plan and shall be construed and administered accordingly.

ARTICLE 2

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

2.1 “Account” shall mean a memorandum account established on the books of the Company on behalf of a Director, into which shall be credited amounts pursuant to Article 5 of the Plan.

2.2 “Allocation Date” shall mean, with respect to a Deferral Election, the date on which all or a portion of a Director’s Deferral Amount is credited to his or her Account, which shall be the date on which such Deferral Amount (or portion thereof) would have been paid to the Director if the Director had not made a Deferral Election; provided, however, that with respect to any cash Compensation that a Director has elected to have converted into Stock Units prior to January 1, 2009, the Allocation Date in respect of such Deferral Amount shall be the Quarterly Allocation Date concurrent with or next following the date such Compensation would have been paid if the Director had not made a Deferral Election.

2.3 “Beneficiary” has the meaning set forth in Section 9.3 of Article 9.

2.4 “Board” shall mean the Board of Directors of the Company.

2.5 “Cash Account” shall mean a memorandum account established on the books of the Company on behalf of a Director, into which shall be credited amounts pursuant to Section 4.1 of Article 4.

2.6 “Cash Account Balance” has the meaning set forth in Section 4.1 of Article 4.

2.7 “Change in Capitalization” has the meaning set forth in Section 4.2 of Article 4.

2.8 “Change in Control” shall have the meaning set forth in Exhibit A.

2.9 “Common Stock” shall mean the common stock, par value $0.16 2/3 per share, of the Company, or any other securities or property into which such stock may be converted or exchanged.

2.10 “Common Stock Fund” shall mean the Common Stock fund maintained under the Retirement and Savings Plan.

2.11 “Company” shall mean Humana Inc.

2.11 “Compensation” shall mean, with respect to a Plan Year, the annual retainer fees, committee fees, and meeting fees payable to a Director in such Plan Year for services rendered in such Plan Year. For purposes of clarity, “Compensation” shall not mean, with respect to any Director, stock options granted or to be granted by the Company to such Director or Common Stock received or to be received by such Director pursuant to the exercise of such options, but shall include grants of Common Stock made or to be made to such Director as payment of such Director’s annual retainer fees, committee fees, and/or meeting fees.

2.12 “Deferral Amount” shall mean any part or all of his or her Compensation elected by a Director to be deferred in a Plan Year.

2.13 “Deferral Election” shall mean a Director’s timely election of a Deferral Amount pursuant to Article 3.

2.14 “Deferral Period” shall have the meaning set forth in Section 3.1 of Article 3.

2.15 “Director” shall mean each member of the Board who is not an employee of the Company or any of its subsidiaries.

2.16 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.17 “Fair Market Value” on any date means (i) with respect to Common Stock, the average of the highest and lowest reported sales prices, regular way, of Common Stock in transactions reported on the New York Stock Exchange on such date, or if no sales of Common Stock are reported on the New York Stock Exchange for such date, the comparable average sales price for the last previous day for which sales were reported on the New York Stock Exchange or the value of a share of Common Stock for such date as established by the Committee using any other reasonable method of valuation, and (ii) with respect to any other property, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

2.18 “Investment Option” shall mean the investment vehicles in which a Director’s Account shall be deemed invested pursuant to Article 5. Investment Options shall be limited to those offered to participants in the Retirement and Savings Plan from time to time; provided, however, that no Director shall be permitted to invest in a brokerage account.

2.19 “Payment Method” has the meaning set forth in Section 6.2 of Article 6.

2.20 “Plan” shall mean the Humana Inc. Deferred Compensation Plan for Non-Employee Directors, as such Plan may be amended from time to time.

2.21 “Plan Administrator” shall mean the Organization & Compensation Committee of the Board or such other committee of Directors designated by the Board.

2.22 “Plan Year” shall mean each calendar year with the first plan year beginning January 1, 2004.

2.23 “Quarterly Allocation Date” shall mean the last day of each calendar quarter.

2.24 “Retirement and Savings Plan” shall mean the Humana Retirement and Savings Plan, as it may be amended from time to time.

2.25 “Stock Unit Account” shall mean a memorandum account established on the books of the Company on behalf of a Director, to which shall be credited a number of Stock Units pursuant to Section 4.2 of Article 4.

2.26 “Stock Unit Account Balance” shall have the meaning set forth in Section 4.2 of Article 4.

2.27 “Stock Units” shall mean units credited to a Director’s Stock Unit Account, with one Stock Unit having a value on any date equal to the Fair Market Value of one share of Common Stock on such date.

2.28 “Termination” shall mean termination of a Director’s service as a member of the Board for any reason, including by reason of death or disability.

ARTICLE 3

DEFERRAL ELECTIONS OF COMPENSATION

3.1 Deferral Election. Each Director may elect to have the payment of all or any portion of his or her Compensation for a Plan Year deferred pursuant to the Plan. Each Deferral Election shall be made on a deferral election form to be provided by the Company and shall specify (i) the Deferral Amount, (ii) the Deferral Period, and (iii) the Payment Method. For purposes of this Plan, “Deferral Period”, with respect to any Deferral Election, shall mean the period commencing on the Allocation Date and ending, at the election of the Director, on (i) the date of the Director’s Termination, (ii) a date specified by the Director in his or her Deferral Election, or (iii) the earlier of either the date of the Director’s termination or any date specified by the Director in his or her Deferral Election; provided, however, that any such date specified by the Director in his or her Deferral Election must be no earlier than two years after the end of the Plan Year with respect to which the Deferral Election applies.

3.2 Timing of Deferral Elections. Deferral Elections in respect of Compensation otherwise payable to Directors in a Plan Year shall be timely if made (i) with respect to Plan Years before 2009, as provided in the Plan as in effect before August 28, 2008 and (ii) with respect to any subsequent Plan Years, on or before November 30 of the preceding year; provided, however, that with respect to new Directors, Deferral Elections in respect of Compensation payable in the Plan Year in which they become a Director shall be timely if made within 30 days after becoming a Director and applies only to Compensation that is payable for services to be performed subsequent to the date the Deferral Election is made.

3.3 Irrevocability. A Deferral Election shall be irrevocable as of the deadline for making elections specified in Section 3.2. A Director may change a Deferral Election in respect of any Plan Year prior to the applicable deadline for such Plan year as specified in Section 3.2.

ARTICLE 4

TREATMENT OF DEFERRAL AMOUNTS PRIOR TO JANUARY 1, 2009

4.1 Cash Account

(a) On each Allocation Date, an amount reflecting the portion of a Director’s Deferral Amount which would otherwise have been paid to the Director in cash and with respect to which the Director has not elected to have converted to Stock Units, shall be credited to the Director’s Cash Account.

(b) All deferred amounts credited to the Cash Account shall bear interest from the Allocation Date. The interest credited to the Cash Account will be compounded quarterly at the end of each calendar quarter. For all amounts whenever credited, the rate of interest credited thereon, as of the end of each calendar quarter thereon, shall be equal to the average ten-year U.S. Treasury note rate for the previous calendar quarter (the actual deferrals plus interest credits and credits in respect of fractional Stock Units under Section 4.2(d) are collectively referred to herein as the “Cash Account Balance”).

4.2 Stock Unit Account.

(a) Allocations.

(i) General. On each Allocation Date, a number of Stock Units reflecting the portion of a Director’s Deferral Amount which would otherwise have been paid to the Director in Common Stock shall be credited to the Director’s Stock Unit Account. In the event a Director elects to have Compensation otherwise payable to the Director in cash credited to such Director’s Stock Unit Account, the number of Stock Units that will be credited to the Director’s Stock Unit Account on each Quarterly Allocation Date shall be equal to (A) the aggregate cash Compensation with respect to which the election has been made and that would otherwise have been paid in the calendar quarter ending on the Quarterly Allocation Date divided by (B) the Fair Market Value of a share of Common Stock on the Quarterly Allocation Date.

(b) Dividends. In the event of a dividend paid with respect to Common Stock, whether in cash, Common Stock or other stock or property of the Company, credits (dividend equivalents) will be made to each Director’s Stock Unit Account as follows:

(i) in the case of a cash dividend, or a dividend of stock of the Company (other than Common Stock) or other property, additional credits will be made to the Stock Unit Account consisting of a number of Stock Units equal to the number determined by dividing (A) the cash amount of such dividend per share (or the fair market value, on the date of payment, of dividends per share paid in such stock or other property), multiplied by the aggregate number of Stock Units credited to such Stock Unit Account on the record date for the payment of such dividend by (B) the Fair Market Value of a share of Common Stock on the date such dividend is payable to holders;

(ii) in the case of a dividend consisting of Common Stock, the Stock Unit Account will be credited with a number of Stock Units equal to the number of Stock Units in such account on the record date for the payment of such dividend multiplied by the number of shares of Common Stock paid per share of Common Stock in such dividend.

(c) In the event of any Change in Capitalization, the Plan Administrator in good faith shall take such action as it deems necessary to preserve the economic value of each Director’s Stock Unit Account immediately prior to the Change in Capitalization to reflect the impact of the Change in Capitalization on the Common Stock, including without limitation the making of equitable adjustments to the number of Stock Units credited to the Stock Unit Account and the number and kind of securities or other property deemed to be represented by Stock Units held in the Stock Unit Account. For purposes of this Section 4.2(c), “Change in Capitalization” shall mean any increase or reduction in the number of shares of Common Stock, or any change in such shares or exchange of such shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise. (The actual deferrals plus adjustments pursuant to Sections 4.2(b) and 4.2(c) are collectively referred to herein as the “Stock Unit Account Balance”).

(d) All fractional Stock Units to which a Director is entitled shall be credited to the Director’s Cash Account based on the Fair Market Value of such Units as of the day preceding the date such credit is made. In no event shall fractional Stock Units be credited to a Director’s Stock Unit Account.

4.3 Vesting. A Director shall be fully (100%) vested in his or her Cash and Stock Unit Account Balance at all times.

ARTICLE 5

TREATMENT OF DEFERRAL AMOUNTS AFTER DECEMBER 31, 2008

5.1 Credits to Accounts for Amounts Deferred Prior to 2009. As of January 1, 2009, each Director’s Cash Account Balance and Stock Unit Account Balance shall be transferred to the Director’s Account, and each Director’s Cash Account and Stock

Unit Account shall cease to exist. Each Director shall be entitled to have the amounts credited to his or her Account pursuant to this Section 5.1 deemed to be invested in accordance with the provisions of this Article 5; provided that amounts that were previously held in a Director’s Stock Unit Account shall be deemed invested in the Common Stock Fund and shall be subject to the provisions of Section 5.5.

5.2 Credits to Accounts for Amounts Deferred After 2008. On each Allocation Date, an amount reflecting the portion of a Director’s Deferral Amount which would otherwise have been paid to the Director shall be credited to the Director’s Account. To the extent that the Deferral Amount includes Compensation that would have been paid to the Director in Common Stock, the amount credited to the Director’s Account shall be the amount equal to the Fair Market Value of such Common Stock on the date it would otherwise have been paid to the Director and shall be deemed invested in the Common Stock Fund.

5.3 Investment Options. Each Director shall elect the Investment Options in which Deferral Amounts credited to the Director’s Account shall be deemed to be allocated. A Director’s Deferrals may be allocated in one percent increments among one or more of the Investment Options. If the Director allocates less than 100% of his Deferrals pursuant to this Section 5.2, unallocated Deferrals shall be deemed to be allocated to the default investment option under the Retirement and Savings Plan. A Director may change the allocation for subsequent Deferral Amounts to his or her Account at any time in such manner as the Plan Administrator may prescribe,

5.4 Reallocation Among Investment Options. Each Director may reallocate the balance in his or her Account among the Investment Options in one percent increments. Changing Investment Options shall be permitted on a daily basis and shall be effected in such manner as the Plan Administrator may prescribe from time to time, which may include an online alternative.

5.5 Deemed Investments in the Common Stock Fund. Sections 5.3 and 5.4 notwithstanding, if a Director elects to have all or any portion of his or her Account deemed invested in the Common Stock Fund, such Director may not subsequently reallocate that portion of his or her Account into any other Investment Option.

5.6 Adjustments to Account Balances. The balances in Directors’ Accounts shall be adjusted for gains (or losses) as if such amounts were actually invested in the Investment Options selected by the Directors. Upon a Director’s cessation of service or cessation of active participation in the Plan for any reason, the balances in the Director’s Account will continue to be allocated among the Investment Options in accordance with this Article 5 until his or her Account balance has been completely distributed.

5.7 Vesting. A Director shall be fully (100%) vested in his or her Account balance at all times.

ARTICLE 6

PAYMENT

6.1 Payment Upon End of Deferral Period. With respect to any Deferral Election, payment of a Director’s Account attributable to such Deferral Election shall be made following the end of the applicable Deferral Period at the time and in the manner set forth in this Article 6.

6.2 Payment Method. Payment of amounts credited to a Director’s Account shall be made in accordance with the Payment Method elected by the Director in the applicable Deferral Election. For purposes of this Plan, “Payment Method” shall mean, with respect to payments of amounts credited to a Director’s Account pursuant to a Deferral Election, either (i) a lump sum payment on the 15th day of the calendar month following the end of the applicable Deferral Period or (ii) a number of annual installments (not exceeding 10) specified by the Director in his or her Deferral Election, with (x) the first installment to be paid on the 15th day of the calendar month following the end of the applicable Deferral Period and (y) installments subsequent to the first installment to be paid on the 15th day of such calendar month of each succeeding calendar year. Deferred amounts held pending distribution shall continue to be subject to interest credits and adjustments, as provided in Articles 4 and 5, as applicable.

6.3 Amount of Payment.

(a) Lump Sum Payment. If a Director elects a lump sum payment with respect to a Deferral Election, such payment shall consist of (i) cash equal to the value, as of the day preceding distribution, of that portion of the Director’s Account which is attributable to such Deferral Election and is not deemed invested in the Common Stock Fund and (ii) shares of Common Stock representing the portion of the Account balance which is attributable to such Deferral Election and is deemed invested in the Common Stock Fund.

(b) Installment Payments. If a Director elects annual installments with respect to a Deferral Election, the amount payable under each such installment shall be (i) a cash payment equal to the value, as of the day preceding the installment payment, of that portion of the Director’s Account balance which is attributable to such Deferral Election and is not deemed invested in the Common Stock Fund, divided by the number of remaining installments to be made (including the installment then being made) and (ii) shares of Common Stock representing, as of the day preceding the installment payment, the portion of the Account balance which is attributable to such Deferral Election and is deemed invested in the Common Stock Fund divided by the number of remaining installments to be made(including the installment then being made).

6.4 Accelerated Payment in the Event of Death. Notwithstanding any other provision of the Plan or any Deferral Election, in the event a Director dies prior to receiving distribution of his or her entire Account balance, payments shall be made to the Beneficiary or, if applicable, to the estate of the Director, in accordance with the applicable Beneficiary Designation Form. The Company shall pay to the Beneficiary or, if applicable, to the estate of the Director within thirty (30) days following the Director’s date of death (i) a lump sum cash payment equal to the value of his or her entire Account balance which is not invested in the Common Stock Fund and (ii) a number of shares of Common Stock representing the portion of the Account balance which is deemed invested in the Common Stock Fund, in each case as of the day preceding the distribution.

6.5 Accelerated Payment Upon a Change in Control. Notwithstanding any other provision of the Plan or any Deferral Election, upon a Change in Control, which constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A of the Internal Revenue Code of 1986, as amended, the Company shall pay to each Director within thirty (30) days following the Change in Control (i) a lump sum cash payment equal to the value of his or her entire Account balance which is not invested in the Common Stock Fund and (ii) a number of shares of Common Stock (or, if applicable, the securities, cash or other property into which the Common Stock was converted in the Change in Control) representing the portion of the Account balance which is deemed invested in the Common Stock Fund, in each case as of the day preceding the distribution.

6.6 Exception for Section 16 of the Exchange Act. Notwithstanding any other provision of the Plan, no payment shall be made pursuant to the Plan if such payment would subject a Director to liability under Section 16 of the Exchange Act, and any such payment shall be delayed until the first date on which such payment may be made without subjecting the Director to such liability.

ARTICLE 7

ADMINISTRATION

7.1 General Powers and Responsibilities of Plan Administrator. The Plan Administrator shall have full authority to construe and interpret the terms and provisions of the Plan, and to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts as it shall, from time to time, deem advisable, and otherwise to supervise the administration of the Plan. The Plan Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any Deferral Election hereunder, in the manner and to the extent it shall deem necessary to effectuate the Plan. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Plan Administrator in connection with the Plan shall be in the sole and absolute discretion of the Plan Administrator and shall be final, binding and conclusive. A Director shall not participate in any decision involving a request made by him or her or relating in any way to his or her rights, duties, and obligations as a participant in the Plan (unless such decision relates to all Directors generally and in a similar manner).

7.2 Liability and Indemnification of Plan Administrator. The Plan Administrator shall not be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his or her own willful misfeasance, gross negligence or reckless disregard of his or her duties. The Company hereby agrees to indemnify the Plan Administrator for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

ARTICLE 8

AMENDMENT OR TERMINATION OF THE PLAN

The Company, by action of the Board, may amend, modify or terminate the Plan in whole or in part at any time and for any reason without prior notice to or consent of any Director; provided, however, that no amendment, modification or termination of the Plan shall reduce a Director’s Account balance, or change a previously specified Deferral Election as of the date of such amendment, modification or termination.

ARTICLE 9

MISCELLANEOUS

9.1 Shares Subject to Plan. Through the provisions of this Plan relating to Stock Units, it is intended that this Plan constitute the method by which Directors can defer share awards made under the Humana Inc. 2003 Stock Incentive Plan (or any successor plan thereto) and, with respect to Stock Units relating to a Director’s deferral of cash Compensation or a transfer pursuant to Section 4.2(a)(ii), the granting of share awards thereunder. Shares of Common Stock distributed to Directors under this Plan shall be made from the aggregate number of shares of Common Stock reserved for issuance under the Humana Inc. 2003 Stock Incentive Plan (or any successor plan thereto).

9.2 Nonassignability. Neither a Director nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, any amount payable under the Plan. All amounts payable under the Plan, and all rights to such amounts, are expressly declared to be unassignable and non-transferable. In the case of a Director’s death, payments due under this Plan shall be made in accordance with Section 6.4.

9.3 Designation of Beneficiary. Each Director at the time he or she completes a Deferral Election shall designate a beneficiary (a “Beneficiary”) and a contingent Beneficiary to whom benefits hereunder are to be paid if the Director dies prior to receiving his or her Account balances. A Director may change his or her Beneficiary designations at any time by filing a revised Beneficiary designation form with the Plan Administrator or such other individual or entity designated by the Plan Administrator. If a Director fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Director, the Company shall pay the Account balances to the estate of the Director.

9.4 Incapacity. In the event benefits become payable under the Plan after a Director becomes incapacitated, such benefits shall be paid to the Director’s legal guardian or legal representative pursuant to the applicable provisions of Article 6.

9.5 No Right To Continued Service. The terms and conditions of the Plan shall not be deemed to establish, constitute or be evidence of a right of any Director to remain in service as a member of the Board.

9.6 No Right of a Shareholder. Directors shall have none of the rights of shareholders of the Company by reason of their participation in the Plan.

9.7 Tax Withholding. The Company or the Plan Administrator shall have the right to withhold from any payment hereunder amounts sufficient to satisfy all Federal, state, local, or other withholding tax requirements.

9.8 Expenses. The Company will bear all expenses incurred in administering this Plan and no part thereof shall be charged against any Director’s Account or any amounts distributable hereunder.

9.9 Unsecured General Creditor. Directors shall have no legal or equitable rights, interest or claims in any property or assets of the Company. For purposes of the payment of benefits under the Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligations under the Plan shall be merely that of an unfunded and unsecured promise to pay money and stock in the future.

9.10 Successors. The terms and conditions of the Plan and each Deferral Election shall inure to the benefit of and bind the Company and the Directors, and their successors, assigns, and personal representatives.

9.11 Governing Law. The provisions of the Plan shall be construed and interpreted according to the laws of the State of Kentucky without giving effect to conflict of laws principles thereof.

Adopted by the Board of Directors: August 28, 2008

Exhibit A

“Change in Control” shall mean the occurrence of:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”) (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b) The individuals who, as of the effective date of this Plan are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(c) The consummation of:

(i) A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a merger, consolidation or reorganization of the Company where:

(A) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy-five percent (75%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation, and no agreement, plan or arrangement is in place to change the composition of the board of directors following the merger, consolidation or reorganization; and

(C) no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities, has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities.

(ii) A complete liquidation or dissolution of the Company; or

(iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of Shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.